Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Announces Appointment of Ken E. Compton as President and

Chief Executive Officer and William M. Webster, IV as Vice Chairman

SPARTANBURG, S.C., August 23, 2005 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) announced today that Ken E. Compton has been appointed as the President and Chief Executive Officer of the Company, effective August 26, 2005.  Additionally, William M. Webster, IV, the Company’s co-founder, has been named Vice Chairman of the Board of Directors.  In his role as Vice Chairman, Mr. Webster will continue to focus his efforts on regulatory and legislative matters for the Company.

Mr. Compton, age 53, comes to the Company with over 25 years of management and operational experience, having served for the last 13 years as President of the Global Automotive Group of Milliken & Company.  During that time, Mr. Compton was responsible for thousands of employees and multiple facilities worldwide.  Milliken & Company is an international textile and chemical manufacturer headquartered in Spartanburg, S.C.  Mr. Compton is a graduate of Erskine College, where he received a bachelor of science degree in Chemistry.

In making the announcement, Mr. Webster stated:  “Ken brings deep operational and management experience that will facilitate the coordination of our continuing growth and our emphasis on operational efficiencies across a national footprint.  We are extremely fortunate to find a leader with Ken’s level of experience who is also a native of Spartanburg.”

Chairman George D. Johnson, Jr. added:  “We are thrilled to have someone of Ken Compton’s caliber and experience join our Company.  Ken brings operational and management expertise that will be valuable to us in the years ahead.  Moreover, Ken’s new role will enable Billy Webster to concentrate his energies exclusively on the legislative and regulatory matters that are important to our continued success.”

John Egeland, the Company’s former President, will continue to assist in the Company’s strategic planning and business development efforts.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with over 2,500 centers in 35 states. The Company offers convenient, less-costly, credit options to consumers whose needs are not met by traditional financial institutions.  The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable.  Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements.  These factors include: the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business, and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit service losses; current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; our relationships with the lending banks and with the banks party to our revolving credit facility; the possibility that we may have to permanently cease our operations in Georgia and North Carolina; theft and employee errors; the availability of adequate financing, suitable payday cash advance centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification.  For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www advanceamericacash.com.